SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                                Plantronics Inc.
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                   727493 10 8
                      ------------------------------------
                                 (CUSIP Number)


          ----

          Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 7 Pages

    CUSIP No. 727493 10 8                  13G                 Page 2 of 7 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Citicorp                  13-2614988

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                                None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                                None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None, except through its wholly-owned subsidiary, Citibank, N.A. and its wholly-owned subsidiary, Citicorp Venture Capital Ltd.

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                See Line 9, above

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 HC

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 727493 10 8                  13G                 Page 3 of 7 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Citibank, N.A.                  13-5266470

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              A national banking association

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                               None
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                               None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                               None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                               None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None, except through its wholly-owned subsidiary, Citicorp Venture Capital, Ltd.

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              See Line 9, above

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                  BK

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 727493 10 8                  13G                 Page 4 of 7 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Citicorp Venture Capital Ltd.                  13-2598089

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                              5,856,168
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                               None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                               5,856,168
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                               None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,856,168

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

              None

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              34.06%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                  CO

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 5 of 7 Pages

  SCHEDULE 13G

  ITEM 1(A) NAME OF ISSUER:                Plantronics Inc.

  ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL  337 Encinal Street
                                           Santa Cruz, CA  95060

  ITEM 2(A) NAMES OF PERSONS:              Citicorp    and   its    wholly-owned
                                           subsidiary, Citibank, N.A., and those
                                           subsidiaries checked below:

                                           [x]Citicorp  Venture  Capital Ltd., a
                                           wholly-owned  subsidiary of Citibank,
                                           N.A.

                                           [_]399  Venture  Partners,   Inc.,  a
                                           wholly-owned subsidiary of Citibank

  ITEM 2(B) ADDRESS OF PRINCIPAL
            BUSINESS OFFICE:               Citicorp
                                           Citibank, N.A.
                                           Citicorp Venture Capital Ltd.
                                           399 Venture Partners Inc.
                                           399 Park Avenue
                                           New York, N.Y. 10043

  ITEM 2(C) CITIZENSHIP:                   Citicorp: Delaware;
                                           Citibank,  N.A.:  A national  banking
                                              association;
                                           Citicorp  Venture  Capital Ltd.:  New
                                              York;
                                           399 Venture Partners Inc.: Delaware;

  ITEM 2(D) TITLE OF CLASS OF SECURITIES:  Common Stock

  ITEM 2(E) CUSIP NUMBER:                  727493 10 8

  ITEM 3 THE PERSONS FILING THIS SCHEDULE PURSUANT TO EITHER RULE 13D-1(B) OR RULE 13D-2(B) ARE:

  Citicorp:                                (g) Parent Holding Company, in
                                           accordance with ss.240.13d-1 (b) (ii)
                                           (G).
  Citibank, N.A.:                          (b) Bank as defined in ss.3 (a)(6) oF
                                           the Act;
  and those subsidiaries checked below:
  [_]Citicorp Venture Capital Ltd.:        Corporation.
  [_]399 Venture Partners Inc.:            Corporation.

                                                Page 6 of 7 Pages


  ITEM 4   OWNERSHIP

           (a)   Total Amount Beneficially Owned:  5,856,168

           (b)   Percent of Class:                 34.06%

           (c)   Total Number of Shares as to which such persons have:

                 (i)   sole power to vote or to direct the vote
                       5,856,168
                       ---------

                 (ii)  shared power to vote or to direct
                       None
                       ---------

                 (iii) sole power to dispose or to direct
                       the disposition of
                       5,856,168
                       ---------

                 (iv)  shared power to dispose or to
                       direct the disposition of
                       None
                       ---------

  ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           [x] Not applicable.

           [_] This statement is being filed to report the fact that as of December 31, 1996, the reporting persons had ceased to be the beneficial owners of more than five percent of the securities described.

  ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
           None

  ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
           See Items 2(a) and 3.

  ITEM 8   IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS OF THE GROUP:
           Not applicable.

  ITEM 9   NOTICE OF DISSOLUTION OF GROUP:
           Not applicable.

                                                Page 7 of 7 Pages

  ITEM 10 CERTIFICATION: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect. SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. NOTE:
            Signatures below are for Citicorp and Citibank, N.A., and those subsidiaries holding the issue, indicated by check below. All data shown is as of December 31, 1997.

            FEBRUARY 10, 1998             CITICORP
            -----------------
            DATE
                                          By /s/George E. Seegers
                                            -----------------------------------
                                                George E. Seegers
                                                Assistant Secretary, Citicorp

                                          CITIBANK, N.A.

                                          By /s/George E. Seegers
                                            -----------------------------------
                                                George E. Seegers
                                                Vice President, Citibank N.A.

                                          CITICORP VENTURE CAPITAL LTD.

                                          By /s/Helene B. Shavin
                                            -----------------------------------
                                                Helene B. Shavin
                                                 Assistant Vice President

                                          399 VENTURE PARTNERS, INC.

                                          By
                                            -----------------------------------
                                                Helene B. Shavin
                                                Assistant Vice President


  Copies to:
  Corporate Secretary